Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated February 9, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the 2016 Annual Report to Shareholders, which is incorporated by reference in United Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the incorporation by reference of our report dated February 9, 2017 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

November 17, 2017